EXECUTION



                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1996-HE4


                          TERMS AGREEMENT
                    (to Underwriting Agreement,
                     dated September 24, 1996
             between the Company and the Underwriters)



GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                            December 20, 1996
Cherry Hill, NJ 08002

           Each of Prudential Securities Incorporated
("Prudential") and PaineWebber Incorporated ("PaineWebber," and each an "Underwriter" and collectively the "Underwriters") agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1996- HE4 Certificates specified beneath its name in Section 3 hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1996-HE4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1996-HE4 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of closed end, fixed rate, first- or second-lien, home equity mortgage loans (the "Mortgage Loans") having the characteristics described in the Final Prospectus.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances subject in the aggregate to a variance described in the Final Prospectus:



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                Principal        Interest       Class Purchase
Class            Balance           Rate       Price Percentage

Class A1        $64,100,000       6.555%           99.775000%
Class A2         33,800,000       6.460            99.712500
Class A3         23,100,000       6.640            99.735938
Class A4         28,100,000       6.860            99.743750
Class A5         19,700,000       6.985            99.712500
Class A6         15,900,000       7.220            99.728125
Class A7         16,328,000        (1)             99.743750
Class M           7,689,000        (1)             99.453125
Class B1          4,394,000        (1)             99.468750
Class B2          2,746,000        (1)             99.171875
Class R1                500       0.000               (2)
Class R2                500       0.000               (2)

-------------------

(1) Interest will accrue on each of the Class A7, Class M, Class B1 and Class B2 Certificates during the initial Interest Accrual Period at a Certificate Interest Rate of 7.495%, 7.645%, 7.795% and 7.985% per annum, respectively, and during each subsequent Interest Accrual Period at a Certificate Interest Rate equal to the lesser of (i) 7.495%, 7.645%, 7.795% and 7.985% per annum, respectively, and (ii) the Weighted Average Net Mortgage Rate of the Mortgage Loans as of the first day of the related Interest Accrual Period.

(2) The aggregate Purchase Price of the Offered Certificates will be reduced by an amount in respect of the transfer of the Class R1 and Class R2 Certificates to PaineWebber, equal to approximately $110,000.


           (b) The Offered Certificates shall have such other characteristics as described in the Final Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the applicable interest rate per annum of each such Class from and including December 1, 1996, up to, but not including, December 30, 1996 (the "Closing Date").

      Each of the Underwriters agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement, to purchase the principal balances of the Classes of Series 1996-HE4 Certificates specified opposite its name below.



                                 2

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Class              Prudential              PaineWebber

Class A1           $32,050,000             $32,050,000
Class A2            16,900,000              16,900,000
Class A3            11,550,000              11,550,000
Class A4            14,050,000              14,050,000
Class A5            9,850,000               9,850,000
Class A6            7,950,000               7,950,000
Class A7            8,164,000               8,164,000
Class M             7,689,000                   0
Class B1            4,394,000                   0
Class B2            2,746,000                   0
Class R1                0                      500
Class R2                0                      500



           Section 4. Required Ratings: The Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class R1 and Class R2 Certificates shall have received Required Ratings of at least "Aaa" from Moody's Investors Service ("Moody's") and "AAA" from Fitch Investors Service, L.P. ("Fitch"), and the Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA", "A", and "BBB", respectively, by Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC (other than assets excluded from a REMIC as described in the Final
Prospectus.

           Section 6: Underwriter-Provided Information: The Company acknowledges that the information set forth in (i) the second sentence of the paragraph immediately preceding the table on the cover page of the Final Prospectus, (ii) the last paragraph on the cover page of the Final Prospectus and (iii) the table under the caption "Plan of Distribution" and the second, third and fourth sentences immediately thereafter in the Final Prospectus, as such information relates to the Offered Certificates constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in such Final Prospectus, and the Underwriters confirm that such statements are correct.



                              3

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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                          Very truly yours,

                          PRUDENTIAL SECURITIES INCORPORATED



                          By:________________________________
                             Name:
                             Title:


                          PAINEWEBBER INCORPORATED



                          By:________________________________
                             Name:
                             Title:



The foregoing Agreement is hereby confirmed and accepted as of the date hereof.


GE CAPITAL MORTGAGE SERVICES, INC.



By:_____________________________
   Name:
   Title:


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